CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 5 to Registration Statement No. 333-142592 on Form N-1A of our report dated August 25, 2008, relating to the financial statements and financial highlights of BlackRock Funds II, including AMT-Free Municipal Bond Portfolio appearing in the Annual Report of BlackRock Municipal Bond Portfolios on Form N-CSR for the period ended June 30, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accountant” and “Financial Statements” in the Statement of Additional Information, all of which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania

October 27, 2008